Silberstein Ungar, PLLC CPAs and Business Advisors

Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.sucpas.com

September 28, 2011

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
DRC Ventures, Inc.
South Hempstead, NY

To Whom It May Concern:

Silberstein Ungar, PLLC hereby consents to the use in the Form 10-K, Annual Report under Section 13 or 15(d) of the Securities Exchange Act of 1934, filed by DRC Ventures, Inc. of our report dated September 27, 2011, relating to the consolidated financial statements of DRC Ventures, Inc., a Nevada Corporation, as of and for the years ending June 30, 2011 and 2010 and for the period from April 15, 2008 (inception) to June 30, 2011.

Sincerely,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC